Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 31, 2026, with respect to our audits of Evolution Metals LLC’s consolidated financial statements as of December 31, 2025 and 2024 and for the year ended December 31, 2025 and the period from February 8, 2024 (inception) to December 31, 2024, that appears in this Registration Statement on Form S-1 of Evolution Metals and Technologies Corp, except for Notes 1, 2, 3, 4, 7, 9, 10, 14, 15, 16, and 17 , as to which the date is July 8, 2026. Our report contained an explanatory paragraph regarding substantial doubt about Evolution Metals LLC’s ability to continue as a going concern, and an explanatory paragraph regarding the correction of the errors and providing additional disclosures as a result of the reverse recapitalization and business combination dated January 5, 2026.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP

New York, New York

July 8, 2026